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                                                                   Exhibit 10.32
                                   Alfin, Inc.
                                720 Fifth Avenue
                               New York, NY 10019
                                 (212) 333-7700



May 13, 1997

Mr. Alain Hivelin
President Selecta SA
14 Rue du Ballon
93165 NOISY LE GRAND Cedex
FRANCE

Re:  Termination of Purchase

Dear Mr. Hivelin:

Attached to this letter is a copy of an invoice reflecting the purchase by Alfin, Inc. ("Alfin") of $1,000,000 in value of products to be manufactured by Selecta SA ("Purchased Products"). Alfin has paid Selecta SA ("Selecta") the sum of $1,000,000 in advance for the Purchased Products on December 26, 1996.

The agreement of Alfin to acquire the Purchased Products from Selecta was based upon the belief of Alfin and Selecta of the commercial acceptability of the Purchased Products. It has become apparent to both parties that this belief was incorrect and that there is in fact no commercial market for the Purchased Products.

Based upon the foregoing, it has been agreed to cancel the purchase of the Purchased Products on the following basis:

1. All requirements on part of Selecta to manufacture and deliver the Purchased Products are hereby terminated.

2. Selecta will refund to Alfin the sum of $1,000,000 plus interest at the rate of 10.5% per annum. Such payments will be made as follows:

         a. The sum of $260,125 by wire transfer on the date hereof representing a principal payment of $250,000 and an interest payment of $10,125 (representing interest on said $250,000 of principal for the period from December 26, 1996 through the date hereof).

         b. The sum of $266,833.33 by wire transfer on July 31, 1997 representing a principal payment of $250,000 and an interest payment of $16,833.33 (representing interest on said $250,000 of principal for the period from December 26, 1996 through
                  July 31, 1997).
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                                                                   Exhibit 10.32



         c. The sum of $271.281.25 by wire transfer on September 30, 1997 representing a principal payment of $250,000 and an interest payment of $21,281.25 (representing interest on said $250,000 of principal for the period from December 26, 1996 through September 30, 1997).

         d. The sum of $277,989.58 by wire transfer on December 31, 1997 representing a principal payment of $250,000 and an interest payment of $27,989.58 (representing interest on said $250,000 of principal for the period from December 26, 1996 through December 31, 1997).

The instructions for wiring funds are as follows:

                 The Chase Manhattan Bank
                 Funds Transfer Service
                 4, New York Plaza, 15th Floor
                 New York, New York  10004
                 Attn:  Operations Manager
                 ABA No. 021-000-021
                 Account = 006-127 576
                 For the Account of Alfin, Inc.

Will you please indicate the acceptance of Selecta of this agreement by signing a copy in the space below on behalf of Selecta and returning a copy of it to me on behalf of Alfin.

Very truly yours,
Alfin, Inc.


By:   S/Elisabeth Fayer
      -------------------------------
        Elisabeth Fayer, President



Accepted and Agreed
On this 14 day of May, 1997

Selecta SA


By:  S/Alain Hivelin
     ---------------
       Alain Hivelin, President